UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2008
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2008 Actions Under Incentive Compensation Plans
1. On January 23, 2008 the registrant’s Board of Directors approved the Senior Executive Incentive Compensation Plan (the “Plan”), subject to approval of the Plan by the shareholders. The Senior EIC Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code for performance-based compensation. At a meeting held on February 26, 2008, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria which will be used to determine the aggregate maximum amount that may be paid out as incentive compensation awards for 2008 under the Plan, payable in 2009. The Plan participants consist of the Chief Executive Officer and those officers reporting directly to him. At the same meeting, the Committee established under the Plan for 2008 individual participant percentages of the aggregate incentive amount, corporate performance goals and individual incentive targets amounts. The Committee may use its discretion to reduce an individual participant’s share of the aggregate maximum amount based on the results under the corporate performance goals and individual performance ratings. For 2008, the aggregate maximum amount has been set by the Committee equal to 2% of the registrant’s 2008 net income, and the corporate performance goals established by the Committee for 2008 are specific Cash Flow Return on Gross Capital and Earnings Per Share targets, weighted equally. The individual percentage shares of the aggregate maximum amount for the executive officers named in the summary compensation table of the registrant’s 2007 Proxy Statement (consisting of the Chairman and Chief Executive Officer, the Chief Financial Officer and the three next most highly compensated officers)(the “Named Executive Officers”), range from 9% to 25%. The awards under the Plan are subject to the approval of the Plan by the registrant’s shareholders at the 2008 Annual Meeting. Participants in the Plan are not eligible to participate in the registrant’s long-established Executive Incentive Compensation Plan which covers the remaining officers and approximately 1500 other employees of the registrant.
2. On February 27, 2008, the Committee established individual incentive targets for each of the registrant’s officers for the 2008—2011 Award Period under the registrant’s Executive Strategic Incentive Plan (the “ESI Plan”). The 2008 targets established for the Named Executive Officers range from $550,000 to $1,760,000. Awards, if any, for the 2008-2011 Award Period under the ESI Plan will be paid in 2012 in cash and, as described below, are subject to the approval of the ESI Plan by the registrant’s shareholders. The actual amount of the awards will depend upon the performance of the registrant against corporate objectives established by the Committee consisting of specific Cash Flow Return on Gross Capital and Earnings Per Share targets, weighted equally over the four year award period. The Company has maintained the ESI Plan for many years in order to provide key senior executives with incentives to achieve demanding long-term corporate objectives and in order to attract and retain executives of outstanding ability. In order to meet the requirements of Section 162(m) of the Internal Revenue Code for performance-based compensation, on January 23, 2008 the Board of Directors approved an amendment to the ESI Plan, subject to approval of the amended plan by the registrant’s shareholders at the 2008 Annual Meeting. At the same meeting, the ESI Plan also was amended to provide that awards for periods commencing on or after 2008 will be granted in the form of Phantom Share Units that reflect appreciation or depreciation and earnings on the registrant’s common shares during the performance period (although awards will continue to be paid in cash).
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation
Date: March 3, 2008	/s/ R. H. Fearon
R. H. Fearon
Executive Vice President - Chief Financial and Planning Officer